EXHIBIT 10.3

                                PROMISSORY NOTE

$4,419,500                                                          May 31, 1997

     For value received, Banyan Strategic Land Fund II, a Delaware corporation (the "Maker"), having an address at 150 South Wacker Drive,, Suite 290, Chicago Illinois 60606 promises to pay to the order of Equis Exchange LLC, a Massachusetts Limited Liability Company (the "Payee"), having a place of business at 98 North Washington Street, Boston, Massachusetts, 02114, the principal sum of

           FOUR MILLION FOUR HUNDRED NINETEEN THOUSAND FIVE HUNDRED
                                    DOLLARS

($4,419,500) together with interest on the outstanding principal balance hereof on or before April 30, 2000. Until the Stockholders Consent referred to in clause a below has been obtained, interest shall accrue on the outstanding principal balance hereof at a rate per annum equal to the rate at which interest is earned by the Payee on the Payee's investment of the proceeds of the funds loaned to the Payee hereunder. From and after the date on which the Stockholders Consent is obatined, interest shall accrue on the outstanding principal balance hereof at the rate of ten percent (10%) per annum and shall be
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paid quarterly in arrears on the last business day of each calendar quarter and at the maturity of this Note. Unpaid interest shall be compounded annually on December 31 of each year.

     When and as Banyan or any of its subsidiaries shall receive any proceeds from the sale or refinancing of all or part of that certain 274 acre property in Los Angeles County, California known as the Rancho Malibu property (the "Rancho Malibu Property"), prior to the maturity hereof, the Maker shall immediately apply such funds, net of any identifiable costs directly associated with such sale or refinancing, to the prepayment of this Note, to the extent of any outstanding principal or interest hereunder.

     This Note may be prepaid in whole or in part without premium or penalty.

     This Note is being issued by the Maker to the Payee pursuant to the terms of an Exchange Agreement dated as of April 30, 1997, by and among the Maker, the Payee, AFG Hato Arrow Limited Partnership, AFG Dove Arrow Limited Partnership and AIP/Larkfield Limited Partnership (the "Partnerships") and Equis Financial Group Limited Partnership ("EFG") and is being assigned to EFG Financial Group Limited Partnership, having the same address as the Payee, as agent for the Partnerships and their respective assignees. Capitalized terms used herein and not defined herein shall have the definitions set forth in the Exchange Agreement.

     All amounts payable under this Note shall immediately become due and payable in full at the option of the holder of this note ("Holder") without notice or demand if any one or more of the following events shall occur:
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          a.   The Stockholders Consent as that term is defined in Section 4.10 of the Exchange Agreement (the "Stockholders Consent") shall not have been obtained by October 31, 1997.

          b. Additional outstanding indebtedness secured by the Rancho Malibu Property in excess of $2,500,000 shall be incurred by the Maker or any other person.

          c. The Board of Directors of the Maker shall at any time fail to include at least two persons nominated by the Holder of this Note and the Maker shall fail to fill any such vacancy by causing the election of a person or persons nominated by the Holder to the Board of Directors within twenty (20) days after the Holder shall have given written notice to Maker of such failure and the name or names of the nominee or nominees.

          d. Maker shall fail to make any payment hereunder when and as the same shall become due and payable, and such failure shall not be cured within ten (10) days after Holder shall have given written notice to Maker of such failure.

          e. Maker shall admit in writing its inability to pay its debts as they mature or shall make an assignment for the benefit of creditors.

          f. Maker shall apply for or consent to the appointment of a trustee or receiver for all or a major part of its property.

          g. A trustee or receiver shall be appointed for Maker or for all or a major part of its property and such trustee or receiver shall not be discharged within sixty (60) days after such appointment.

          h. Bankruptcy, reorganization, arrangement or insolvency proceedings or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors shall be instituted by or against Maker and, if instituted against it, shall be consented to or shall not be dismissed within sixty (60) days after being instituted.

          i. An order, judgment or decree declaring Maker to be bankrupt or insolvent shall be entered and shall not be vacated, set aside or stayed within sixty (60) days after the entry thereof.

     Maker hereby waives presentment, demand, notice, protest, dishonor and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of the obligations of Maker under this Note, and the exercise of and enforcement of any rights hereunder by Holder, and assents without notice to any extension or postponement of the time of payment, to the addition or release of any party or person in any way liable hereunder, and to the compromise or settlement of the liability

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of any such party or person hereunder, which may from time to time be agreed to by Holder.

     All notices required or permitted hereunder shall be in writing and shall be delivered in hand or by facsimile, overnight courier or certified or registered mail, return receipt requested, postage prepaid, to the Maker or the Payee, as the case may be, at its respective address set forth above, or such other address or addresses as Maker or Holder may designate from time to time by notice given in accordance with the foregoing.

     All of the provisions of this Note shall be binding upon and inure to the benefit of Maker and Payee and their respective successors, assigns and legal representatives. This Note shall be governed by and construed in accordance with the laws of the State of Illinois without regard to conflict or choice of law principles.

     IN WITNESS WHEREOF, Maker has executed and delivered this Note on the date first above written.

                                             BANYAN STRATEGIC LAND FUND II

                                             By: /s/ Leonard G. Levine
                                                -------------------------------
                                                Leonard G. Levine, President

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